Exhibit 10.7

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY 2014 EQUITY INCENTIVE PLAN

NOTICE OF SHARE OPTION GRANT

(100% VESTING ON CHANGE OF CONTROL TERMINATION AND PILON VESTING)

You (being the Participant named below) (“you”) have been granted an option (the “Option”) by King Digital Entertainment Public Limited Company (the “Company”) under its 2014 Equity Incentive Plan (the “Plan”) to subscribe for the number of Shares set out below (the “Option Shares”).  The Option is granted subject to the terms and conditions of the Plan, this Notice of Share Option Grant (the “Notice”) and the attached Share Option Terms (the “Terms”), including any applicable country-specific provisions in the appendix attached thereto (if any) (the “Appendix”), (the Notice together with Terms (including the Appendix) being the “Agreement”).

Unless otherwise defined in this Agreement, any capitalized terms used in this Agreement will have the meaning given to them in the Plan.

Participant Name:	Riccardo Zacconi

Option Shares (Number):	426000

Date of Grant:	16 February 2015

Exercise Price per Option Share:	$15.90

Expiration Date:

15 February 2025 (the “Expiration Date”). The Option will expire before the Expiration Date if your Service terminates, as described in the Terms, and may expire earlier in other circumstances in accordance with the Terms and the Plan.

Vesting Commencement Date:	16 February 2015

Vesting Schedule:

The Option will become exercisable in instalments over the period of 48 months measured from the Vesting Commencement Date; the Option will become exercisable with respect to twenty-five percent (25%) of the total number of Option Shares on the date 12 months after the Vesting Commencement Date and with respect to the remaining seventy-five percent (75%) in a series of 12 equal quarterly instalments over the 36-month period thereafter.

You acknowledge that vesting of the Option is earned only by continuing in Service.  You acknowledge and agree that the vesting schedule described above may change prospectively in the event that your Service status changes, in accordance with Company policies relating to leave from work, work schedules and vesting of Options under the Plan, and the provisions of the Plan.

You further acknowledge that the grant of the Option is at the Company’s sole discretion, and does not entitle you to further grant(s) of Options or other Award(s) under the Plan or awards under any other plan or program maintained by the Company or any Associated Company or affiliate of the Company.

You are required to pay the Company a nominal amount in consideration for the grant of your Option.  That amount will be determined by the currency in which your salary is paid and will be the appropriate one of the following:  one pound sterling (£1); one U.S. dollar ($1); one Euro (€1) or ten Swedish Kroner (SEK10) or a single unit of the relevant local currency.  Unless otherwise determined by the Company, and notified to you, the appropriate amount will be deducted from payroll on the next practicable payroll date after the date on which you confirm your acceptance of the Option, and you hereby authorise that deduction.

The Option shall not take effect unless you have confirmed your acceptance of it on the on-line or electronic system operated by Computershare by the date indicated below.  By doing so you will be accepting the Option on the terms and conditions set out in this Notice, the attached Terms (including any Appendix) and the Plan, and in consideration of the grant of the Option by the Company, you will undertake the obligations given to you under this Notice, the Terms and the Plan.

Also, you will be consenting to the delivery to you of Plan documents, including any notices provided for in the Terms, this Notice or the Plan, by electronic delivery and to participating in the Plan through an on-line or electronic system established and maintained by the Company, Computershare or another third party designated by the Company.

SIGNED
on behalf of KING DIGITAL ENTERTAINMENT
PUBLIC LIMITED COMPANY
by _Rob Miller_________________
its authorised signatory:	/s/ Rob Miller
Authorised Signatory (Signature)

IMPORTANT:  YOU MUST ACCEPT THIS OPTION BY 15 FEBRUARY 2016

KING DIGITAL ENTERTAINMENT PUBLIC LIMITED COMPANY 2014 EQUITY INCENTIVE PLAN

SHARE OPTION TERMS

(100% VESTING ON CHANGE OF CONTROL TERMINATION AND PILON VESTING)

Pursuant to the attached Notice of Share Option Grant (the “Notice”) and these Share Option Terms (the “Terms”), (including any applicable country-specific provisions in the Appendix attached hereto (if any)), King Digital Entertainment Public Limited Company (the “Company”) has granted you an option under its 2014 Equity Incentive Plan (the “Plan”) to subscribe for up to the number of Shares specified in the Notice (the “Option”).  The Option is granted to you effective as of the date of grant specified in the Notice (the “Date of Grant”) although shall not take effect unless you accept the Award on the on-line or electronic system operated by Computershare by the date indicated in the Notice.

Except as otherwise explicitly provided in this Agreement, in the event of any conflict between the terms in this Agreement and the Plan, the Plan shall take precedence.

Capitalized terms not explicitly defined in the Notice or this Agreement but defined in the Plan shall have the same definitions as in the Plan.  This Agreement constitutes an Award Agreement for the purposes of the Plan.

The terms and conditions of your Option, in addition to those set forth in the Notice and the Plan, are as follows.

1.                                          Grant of Option.  The Option comprises your right to subscribe for the Option Shares at the exercise price per Option Share set forth in the Notice (the “Exercise Price”).

2.                                          Exercisability/Vesting of Option.  Subject to Section 12.6 and 12.7, the Option shall become exercisable for the Option Shares in accordance with the Vesting Schedule.

3.                                          Exercise of Option.

3.1                                   Right to Exercise.  The Option, to the extent exercisable in accordance with the Vesting Schedule and the applicable provisions of the Plan and this Agreement, may be exercised in full or in part at any time.  The Option may not be exercised for a fraction of an Option Share.

3.2                                   Taxes.  You will not be allowed to exercise the Option unless you make arrangements acceptable to the Company to pay any taxes, social insurance contributions and other required deductions that may be due as a result of the Option exercise.

3.3                                   Method of Exercise.

3.3.1                         The Option may be exercised by delivery of a notice of exercise in a form specified by the Company (the “Notice of Exercise”), which shall state your election to exercise the Option, the number of Option Shares in respect of which the Option is being exercised (the “Exercised Shares”), and contain such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  The Notice of Exercise shall be delivered in such form as shall be notified to you from time to time by or on behalf of the Company, which may include delivery in person, by mail, via electronic mail or facsimile or by other authorised method to the Secretary of the Company or other person designated by the Company.  The Notice of Exercise shall be accompanied by payment of the aggregate Exercise Price for the Exercised Shares.  The Option shall be deemed to be exercised upon receipt by the Company of a fully executed Notice of Exercise accompanied by the aggregate Exercise Price payable and payment in full for any Tax-Related Items due upon exercise of the Option (as described in Section 18 below).

3.3.2                         The Option may also be exercised pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act.

3.4                                   Exercise by Another.  If another person elects to exercise the Option after it has been transferred to him or her in compliance with this Agreement and the Plan, that person must prove to the Company’s satisfaction that he or she is entitled to exercise the Option.  That person must also complete a Notice of Exercise and pay the Exercise Price and any Tax-Related Items due upon exercise of the Option (as described in Section 18 below).

4.                                          Method of Payment of Exercise Price.  Payment of the aggregate Exercise Price for the Exercised Shares shall be by one of the following, or a combination thereof:

4.1                                   cashless exercise through irrevocable directions to a securities broker approved by the Company to sell all or part of the Exercised Shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the aggregate Exercise Price of the Exercised Shares, and any Tax-Related Items due upon exercise of the Option (as described in Section 18 below) (a “Same-Day Sale”).  The balance of the sale proceeds, if any, will be delivered to you.  The directions must be given by electronic or other means permitted by the Company; or

4.2                                   other method authorised by the Company.

5.                                          Insider Trading Policy.   The exercise of the Option and all transactions in the Shares issuable upon exercise of the Option shall be subject to the Company’s then current Insider Trading Policy.

6.                                          No Exercise during Disciplinary Procedure.  If you are subject to an investigation or disciplinary process which in the Committee’s opinion could result in a termination of your Service for Cause the Committee may, in its sole discretion, determine that no exercise of the Option will be permitted while such investigation or process is in progress.

7.                                          Shares/Electronic Delivery of Shares.  The Shares issued to you on exercise of your Option shall be newly issued Shares.  Upon issuance, the Shares shall be fully paid and non-assessable.   Delivery of Shares to you shall be effected by crediting the depositary nominated by the Company, Depositary Trust Company (or its nominee), with the number of Shares due to you, to be held by it in electronic form on your behalf as beneficial owner.

8.                                          No Shareholder Rights. Unless and until such time as Shares are issued to you upon exercise of the Option, you, or any person claiming under or through you, shall have no ownership of the Shares subject to the Option and shall have no right to dividends in respect of or to vote the Option Shares.

9.                                          Dividend Equivalents.  Dividend Equivalents shall not be credited to you in respect of the Option Shares.

10.                                   Variation of Option Shares.  The Option Shares and the Exercise Price may be adjusted from time to time for variations in the Company’s share capital, as provided in the Plan.

11.                                   No Transfer. The Option is not transferable and may not be sold, pledged, assigned,  hypothecated, transferred or otherwise disposed of by you in any manner other than by will or by the laws of descent or distribution or unless otherwise permitted by the Company on a case-by-case basis in accordance with the Plan.  The Option shall lapse to the extent you purport to so sell, pledge, assign, hypothecate, transfer or otherwise dispose of it.  After the Shares have been issued to you, upon exercise of the Option, you are free to sell, pledge, assign, hypothecate, donate, encumber or otherwise dispose of any interest in such Shares, provided that any such action is in compliance with the provisions of this Agreement, (including the country-specific Appendix hereto), the Plan and Applicable Law.

12.                                   Termination of Service

12.1                            Unvested Option Shares.  Subject to Section 12.6 and 12.7, if your Service terminates for any reason, the Option will lapse on the date of termination of your Service with respect to the number of Option Shares for which it is not yet exercisable as of that date in accordance with the Vesting Schedule.

12.2                            Vested Option Shares - General Rule.  If your Service terminates for any reason except death, retirement in accordance with your Service Agreement or Disability, then, to the extent the Option is exercisable in accordance with the Vesting Schedule (subject to Section 12.6 and 12.7) as of the date of termination of your Service, it may be exercised within the period of three (3) months after such date.   To the extent not so exercised, the Option shall lapse at the close of business at Company headquarters on the date three (3) months after the date your Service terminates.

12.3                            Vested Option Shares – Death.  If your Service terminates by reason of your death, or if you die within three (3) months after your Service terminates (other than for Cause or due to Disability or retirement), then, to the extent the Option is exercisable in accordance with the Vesting Schedule as of the date of termination of your Service, it may be exercised within the period of 12 months after such date by your estate or the person who acquired the right to exercise the Option by bequest or inheritance.   To the extent not so exercised, the Option shall lapse at the close of business at Company headquarters on the date 12 months after the date your Service terminates.

12.4                            Vested Option Shares – Disability or Retirement.  If your Service terminates because of your Disability or retirement in accordance with your Service Agreement, then to the extent the Option is exercisable in accordance with the Vesting Schedule as of the date of termination of your Service, it may be exercised within the period of 12 months after such date.   To the extent not so exercised, the Option shall lapse at the close of business at Company headquarters on the date 12 months after the date your Service terminates.

12.5                            Termination for Cause.  If your Service is terminated for Cause, the Option shall lapse in its entirety on the date of termination of your Service or, if earlier, the service of notice of such termination.

12.6                            Change of Control Termination.

12.6.1                  In the event of a Change of Control Termination, the Option (as assumed, exchanged, substituted, replaced or converted, if applicable) shall automatically accelerate and become exercisable as of the date of termination of your Service with respect to one hundred percent (100%) of the Option Shares (if any), or the shares or other securities for or by which the Option Shares have been exchanged, substituted or replaced or converted to, for which the Option is not yet exercisable as of that date in accordance with the Vesting Schedule.

12.6.2                  For purposes of this Section 12.6;

(a)                                    “Change of Control Period”, means a period that commences on the date that falls three months prior to the date of exchange of contracts in relation to an applicable Corporate Transaction and terminates on the date that falls 18 months immediately after the completion of an applicable Corporate Transaction;

(b)                                   “Change of Control Termination”, means the termination of your employment with the Company or an Associated Company or any successor thereto (the “Employer”) during a Change of Control Period where:

(i)                                         the Employer serves notice to terminate your employment, save where it is entitled summarily to terminate your employment without notice or payment in lieu of notice under the Service Agreement; or

(ii)                                      you terminate your employment with the Employer with or without notice for Good Reason (other than in circumstances where the Employer has reasonable grounds for summary dismissal without notice or payment in lieu of notice under the Service Agreement) provided that you must, before you terminate your employment for Good Reason, and if (on a reasonable view) the circumstances that constitute Good Reason are remediable, have first given the Employer a written notice stating clearly the event or circumstance that constitutes Good Reason in your belief, acting in good faith, and given the Employer a period of not less than 15 working days to cure the event or circumstance allegedly constituting Good Reason and no Good Reason shall exist if on a reasonable view the event or circumstance is cured by the Employer;

(c)                                    “Good Reason”, means grounds that entitle you to treat yourself as being constructively dismissed (either within the meaning of section 95(1)(c) of the Employment Rights Act 1996 or otherwise) as may be determined by a court of competent jurisdiction.  Examples of such grounds may include, but are not limited to, circumstances where you are required to permanently relocate outside of Greater London or Greater Stockholm, as applicable, where your pay is unilaterally reduced, where the Employer is in material breach of the Service Agreement, where the scope of your role is materially reduced where the level or status attached to your role is reduced or where on a Corporate Transaction the acquiring entity did not give you options, compensation or equity of at least the same value (taking into account the terms of such options, compensation or equity ) as the value of any shares under option or award (net of exercise or purchase price) held by you (taking into account the terms of such shares under option or award) which are no longer capable of vesting or being exercised after such Corporate Transaction; and

(d)                                   “Service Agreement” means any unexpired service agreement between you and the Company or an Associated Company in effect from time to time.

12.7                            Termination by Employer.  In the event that the Employer terminates your Service at any time (otherwise than in circumstances where (i) the termination is a Change of Control Termination or (ii) the Employer is entitled summarily to terminate your Service without notice or payment in lieu of notice under the Service Agreement) and the Employer makes a payment in lieu of any part of the contractual notice period, the Option will accelerate on the date your Service terminates and become exercisable, in accordance with Section 12.2, with respect to the Option Shares that would have vested in accordance with the Vesting Schedule during the period that would otherwise have been the notice period provided always that such period shall not exceed 12 months.

12.8                            No Notice of Post-Service Exercise Period.  You are responsible for ascertaining the applicable period during which the Option may be exercised following the termination of your Service for any reason.  The Company will not provide you with any notice of such period or its expiration.

12.9                            Date of Termination of Service.  Your Service will be considered terminated as of the date you cease to be an Employee, Consultant, Director or Non-Employee Director of the Company or an Associated Company, (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your Service Agreement, if any) and, subject to Applicable Law, your Service will not be extended by any notice period or garden leave period mandated by local law or any period during which you have ceased to provide services to the Company or an Associated Company but during which the Company or an Associated Company is legally required to continue to employ you.  In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

12.10                     No Exercise after Expiration Date.  In no event may the Option be exercised later than the Expiration Date set forth in the Notice.

13.                                   Term of Option.  The Option shall in any event expire on the Expiration Date.

14.                                   No Rights as Employee, Director or Consultant.

14.1                            Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company or an Associated Company to terminate your Service, for any reason, with or without cause.

14.2                            Nothing in this Agreement (including, but not limited to, vesting of the Option pursuant to the Vesting Schedule), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Associated Company; (ii) constitute any promise or commitment by the Company or an Associated Company regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Agreement or the Plan; or (iv) deprive the Company or its Associated Companies, as applicable, of the right to terminate your Service without regard to any future vesting or exercise opportunity that you may have under the Option.

14.3                            By accepting the Option, you acknowledge and agree that the right to continue vesting of the Option pursuant to the Vesting Schedule is earned only by continuing in Service (not through the act of being hired, being granted the Option or any other award or benefit) and that the Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Associated Companies at any time or from time to time, as it deems appropriate (a “reorganization”).  You further acknowledge and agree that such a reorganization could result in the termination of your Service, or the termination of Associated Company status of your employer and the loss of benefits available to you under this Agreement, including but not limited to, the termination of the right to continue vesting of the Option. You further acknowledge and agree that this Agreement, the Plan, the transactions contemplated hereunder and the Vesting Schedule or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued employment or engagement as an employee or director of or consultant to the Company or any Associated Company for the duration of the Vesting Schedule, for any period, or at all, and shall not interfere in any way with your right or the right of the Company or any Associated Company, as applicable, to terminate your Service at any time.

15.                                   Discretionary Nature of Option. In accepting the Option, you acknowledge, understand and agree that:

15.1                            the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

15.2                            the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options or other Awards under the Plan, or benefits in lieu of Awards, even if other Awards have been granted in the past;

15.3                            all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;

15.4                            you are voluntarily participating in the Plan;

15.5                            the Option and any Shares acquired by you under the Plan are not intended to replace any pension rights or compensation;

15.6                            the Option and any Shares acquired under the Plan and the income and value of same are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments or for any other purpose;

15.7                            the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

15.8                            no claim or entitlement to compensation or damages shall arise from lapse of the Option resulting from you ceasing to be employed by or provide other services to the Company or any Associated Company (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your Service Agreement, if any), and in consideration of the grant of the Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any of its Associated Companies, waive your ability, if any, to bring any such claim, and release the Company and its Associated Companies from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim;

15.9                            unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company or exchanged, cashed out, replaced or substituted for or otherwise continued or preserved or dealt with in any particular manner in connection with a Corporate Transaction; and

15.10                     you acknowledge and agree that neither the Company nor any Associated Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Option and the Shares subject to it or the subsequent sale of any such Shares.

16.                                   Option and Shares Subject to Company Clawback or Recoupment.  The Option, and any Shares acquired upon exercise of the Option, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Company or required by law during the term of your Service that is applicable to you, and in addition to any other remedies available under Applicable Law, such policy may require the cancellation of the Option in full or in part (whether vested or unvested), a reduction in the number of Option Shares that will become exercisable/vest, and/or the recoupment of any economic benefit already realized by you with respect to the Option or Shares acquired under it, if you engage or have engaged in activity that is inimical, contrary or harmful to the interests of the Company, as more fully described in such policy.

17.                                   Tax Consequences.  You acknowledge that there may be tax consequences upon the grant, vesting and/or exercise of the Option or disposition of the Shares acquired thereunder and you should consult a tax adviser regarding your tax obligations prior to such grant, vesting, exercise or disposition, in the jurisdiction(s) where you are subject to tax.

18.                                   Payment of Taxes

18.1                            Regardless of any action the Company or the Employer  takes with respect to any or all income tax, national or social insurance contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.

18.2                            Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer.  In this regard, with the Company’s consent, these arrangements may include (a) payment by you of an amount equal to the Tax-Related Items directly by cash, cheque, wire transfer, bank draft or money order payable to the Company, (b) if permissible under Applicable Law, withholding an amount equal to Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or the Employer, (c) having the Company withhold payments for Tax-Related Items and any fees or charges payable by you in connection with such sale, from the proceeds of a Same-Day Sale, or (d) any other arrangement approved by the Company.  You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or the vesting or exercise of the Option that cannot be satisfied by the means previously described.  Finally, you acknowledge that the Company has no obligation to issue Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.

18.3                            You hereby agree to indemnify and hold the Company, the Employer and each Associated Company of the Company harmless in respect of all Tax-Related Items.

19.                                   No Advice Regarding Option.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, the exercise of the Option or the sale of Shares acquired under the Option. You are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan or the Option.

20.                                   Consent to Electronic Delivery of All Plan Documents and Communications. Any notices provided for under this Agreement or the Plan shall be given in writing (including electronically) and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, fourteen (14) days after posting from the United Kingdom by prepaid post, addressed to you at the last address you provided to the Company. Notwithstanding the foregoing, the Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the Option by electronic means or request your consent to participate in the Plan by electronic means. By accepting the Option you are consenting to receive such documents by electronic delivery and agreeing to participate in the Plan through an on-line or electronic system established and maintained by the Company, Computershare or another third party designated by the Company.

21.                                   Compliance with Laws and Regulations.

21.1                            Shares will not be issued to you upon exercise of the Option unless either (i) the Shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act.  The issuance of Shares to you under the Option will also be subject to and conditioned upon compliance by the Company and you with all other Applicable Law. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.  The Company shall not be obliged to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any securities laws, exchange control laws, stock exchange or automated quotation system and the Company shall have no liability to you for any inability or failure to do so.

21.2                            As a condition to the issuance of any Shares pursuant to the Option, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any Applicable Law and to make any representation or warranty with respect thereto as may be requested by the Company.  Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by the Company.

22.                                   Appendix. Notwithstanding any provision in this Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

23.                                   Necessary Amendments. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.                                   Data Protection.

24.1                           You hereby explicitly and unambiguously consent to the collection, retention, use, processing and transfer, in electronic or other form, of your Personal Data by the Company, any Associated Company, any administrator of the Plan, the Company’s registrars, transfer agent, brokers and other agents, whether among themselves or to any third party, for the exclusive purpose of implementing, administering and managing your participation in the Plan.

24.2                           You understand that the Company and its Associated Companies may hold certain personal information about you that constitutes Personal Data, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, passport and/or visa information, email address, employment history, directorships or offices you hold in the Company or any Associated Company, any Shares held by you, details of the Option and all other Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in your favour, details of any change in your Service status or absences on leave, for the exclusive purpose of implementing, administering and managing the Plan.

24.3                            You understand that your Personal Data may be transferred to the Company’s-designated Plan broker and to Computershare, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the

Company with the implementation, administration and management of the Plan.  You understand that recipients of your Personal Data may be located both in and outside the European Union or the European Economic Area, and that a recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country.  You understand that you may request a list with the names and addresses of any potential recipients of your Personal Data by contacting your local human resources representative.  You authorise the Company, its designated Plan broker and Plan administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer your Personal Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan.

24.4                            You understand that your Personal Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan.  You understand that you may, at any time, view your Personal Data, request additional information about the storage and processing of your Personal Data, require any necessary amendments to or deletions from your Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative.  Further, you understand that you are providing the consents herein on a purely voluntary basis.  If you do not consent, or if you later seek to revoke your consent, your employment status or service and career with the Company or its Associated Companies will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Awards under the Plan or other options or other equity awards or administer or maintain such awards.  Therefore, you understand that refusing or withdrawing your consent may affect your ability to retain the Option and to participate in the Plan.  For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

25.                                   Entire Agreement; Enforcement of Rights.

25.1                            This Agreement, the Plan and the Notice constitute the entire agreement and understanding between you and the Company and its Associated Companies relating to the subject matter herein and they supersede all prior discussions between you and the Company or any Associated Company regarding the subject matter.  Any prior agreements, commitments or negotiations concerning the Option are superseded.

25.2                            The provisions of this Agreement (and, in particular, Section 18) may also be enforced by the Employer and each Associated Company of the Company.

26.                                   Amendments. Subject to Section 23, no modification of or amendment to this Agreement nor any waiver of any rights under this Agreement, shall be effective unless in writing (including electronically) and signed (or consented to by electronic means approved by the Company) by both you and the Company and, in the case of the Company, executed as a deed where so required.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

27.                                   Further Assurance. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Option.

28.                                   Plan Prospectus and Insider Trading Policy. You hereby acknowledge receipt or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s Insider Trading Policy permitting officers, directors and employees of the Company and its Associated Companies to trade Shares only during certain “window” periods in effect from time to time.

29.                                   Successors and Assigns. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors and assigns of the parties hereto, including, without limitation, any business entity that succeeds to the business of the Company.

30.                                   Severability. If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, you and the Company agree to renegotiate such provision in good faith. In the event that a mutually agreeable and enforceable replacement for such provision cannot be agreed, then, to the maximum extent permitted by Applicable Law, (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

31.                                   Governing Law. This Agreement, the Plan, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of England and Wales and the Courts of England and Wales shall have exclusive jurisdiction in relation to all matters arising under this Agreement and the Plan.

32.                                   Translations. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different to the English version, the English version will control.

33.                                   Headings. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

34.                                   Counterparts.  The Notice may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile, and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

35.                                   Acknowledgement.  The Company and you agree that the Option is granted under and governed by this Agreement and the Plan.  You acknowledge that a copy of the Plan has been made available to you on Kingfluence and you represent that you have carefully read and are familiar with its provisions.

By accepting the Option, you shall be deemed to have agreed to the terms and conditions of the Share Option Terms (including any Appendix thereto), the Notice and the Plan.

APPENDIX TO THE

SHARE OPTION TERMS

(100% VESTING ON CHANGE OF CONTROL TERMINATION AND PILON VESTING)

TERMS AND CONDITIONS

This Appendix contains additional terms and conditions that govern the Option granted under the Plan to you if you reside and/or work in one of the countries listed below.  Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Terms.

In the event of any conflict between the provisions of this Appendix and the Notice and/or the Terms, this Appendix shall prevail.

If you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after the Option is granted, or are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to you.

GENERAL

This Appendix contains information of which you should be aware with respect to your participation in the Plan.  The information is based on the securities, exchange control, and other laws in effect in the respective countries as of 1 May 2014.  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Option is exercised or you sell Shares acquired pursuant thereto.

The information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result.  Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

UNITED KINGDOM

To the extent permitted by Applicable Law, the Company may at any time prior to the exercise of your Option determine that liability for all or some of the employer’s National Insurance Contributions arising from the vesting or exercise of your Options (or from the acquisition of Shares pursuant thereto) shall be transferred to or borne by you (“Determination”).  In the event that the Company makes the Determination, you will be notified.  You hereby agree that following such notification you will at any time upon request join in with the Company or any Associated Company or any other person in making any election or notice reasonably required by the Company or such Associated Company or other person (as applicable) for the purpose of ensuring that the liability for all employer’s National Insurance Contributions (or any similar social security contributions) arising as a consequence of the vesting or exercise of your Options (or the acquisition of Shares pursuant thereto) is assumed and borne solely by you and treated as a liability falling on you instead of on the Company or such Associated Company or other person (as applicable) and in entering into any arrangements required by HM Revenue & Customs (“HMRC”) for securing that any liability so assumed is duly paid by you.  You shall not be required to enter into any election or notice pursuant to this paragraph in the event that you enter into such other arrangements with the Company, any Associated Company or any other person (as applicable) that are satisfactory to the Company, such Associated Company or any other person (as applicable) to discharge any liability referred to in this paragraph.  If the Company makes the Determination, you shall indemnify and keep indemnified the Company, your Employer and any Associated Company against all employer’s National Insurance Contributions arising from the vesting or exercise of your Option (or the acquisition of Shares pursuant thereto) and to the extent permitted by Applicable Law and (save where you are liable to account for the same directly to HMRC) such employer’s National Insurance Contributions shall be treated as a Tax-Related item for the purpose of Section 18 of the Terms.